UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Schedule 14A is being filed by Telephone and Data Systems, Inc. (“TDS”) to disclose certain information with respect to certain proposed charter amendments and other proposals (“Original Proposals”) originally included in TDS’ proxy statement dated August 31, 2011 (“Proxy Statement”).  Capitalized terms used but not defined herein are used as defined in the Proxy Statement.

As background, on August 7, 2011, the TDS Board, including the independent directors, approved the Original Proposals and directed that they be submitted to a vote of the shareholders at a special meeting of shareholders.

TDS disclosed the Original Proposals by press release and filed a preliminary proxy statement with the SEC on August 8, 2011.  TDS proceeded to finalize the preliminary proxy statement and distributed the definitive Proxy Statement dated August 31, 2011.

At the Special Meeting on October 6, 2011, TDS did not have sufficient votes from holders of Common Shares to approve Proposals 1, 2, 3 and 4.  As a result, the polls were not opened for voting on Proposal 1, 2, 3 or 4.  In addition, because Proposals 5, 6 and 7 are conditioned on approval of Proposals 1, 2, 3 and 4, the polls were also not opened for Proposal 5, 6 or 7.  TDS opened the polls only with respect to Proposal 8, the Adjournment Proposal, which was approved by the requisite vote.

TDS filed a Form 8-K dated October 6, 2011 that disclosed the voting results with respect to Proposal 8 but, because the polls were not opened with respect to the other proposals, TDS was not required to and did not disclose the votes received with respect to Proposals 1-7.

Because TDS did not have sufficient votes to approve Proposals 1-7, TDS adjourned the Special Meeting until October 20, 2011 to solicit additional votes from holders of Common Shares.

At the adjourned Special Meeting held on October 20, 2011, TDS again did not have sufficient votes to approve Proposals 1-7.  Accordingly, this meeting was further adjourned until November 15, 2011.

At the adjourned Special Meeting held on November 15, 2011, TDS again did not have sufficient votes to approve Proposals 1-7.  Accordingly, this meeting was adjourned until further notice.

On November 29, 2011, TDS announced that it revised the Original Proposals (“Revised Proposals”) and filed a proxy supplement and revised proxy cards relating to the Revised Proposals with the SEC.

As a result, all proxies and broker votes previously submitted with respect to the Original Proposals became null and void.

Although all proxies and broker votes submitted with respect to the Original Proposals are null and void, TDS has determined to disclose the pro forma votes received with respect to Original Proposals 1-7.  Accordingly, the following shows the votes, on a pro forma basis, that TDS’ transfer agent reported to TDS and that would have been voted if TDS had opened and closed the polls for voting with respect to Original Proposals 1-7 at the last adjournment of the Special Meeting on November 15, 2011.

Because the polls were not opened with respect to Original Proposals 1-7, the following information does not have any legal effect.  The following numbers of pro forma votes are being disclosed for information purposes only.

Original Proposal 1.  Share Consolidation Amendment - Statutory Vote.

	For	Against	Abstain	Non Vote

Series A Common Shares	65,199,845	—	—	—
Common Shares	19,901,153	22,818,128	153,910	—
Preferred Shares	27	—	—	—
Total Voting Power	85,101,025	22,818,128	153,910	—
Class Vote Common Shares	19,901,153	22,818,128	153,910	—
Class Vote Special Common Shares	38,125,697	3,914,955	101,914	—

Original Proposal 2.  Share Consolidation Amendment - Ratification Vote.

	For	Against	Abstain	Non Vote

Class Vote Unaffiliated Common Shares	19,986,533	22,573,295	175,825	—
Class Vote Unaffiliated Special Common Shares	31,720,185	3,917,047	115,390	—

Original Proposal 3.  Vote Amendment - Statutory Vote.

	For	Against	Abstain	Non Vote
Series A Common Shares	65,199,845	—	—	—
Common Shares	19,188,316	22,882,226	802,649	—
Preferred Shares	27	—	—	—
Total Voting Power	84,388,188	22,882,226	802,649	—
Class Vote Common Shares	19,188,316	22,882,226	802,649	—
Class Vote Series A Common Shares	65,199,845	—	—	—

Original Proposal 4.  Vote Amendment - Ratification Vote.

	For	Against	Abstain	Non Vote

Class Vote Unaffiliated Common Shares	19,629,669	22,608,923	497,061	—
Class Vote Unaffiliated Special Common Shares	31,618,551	4,014,344	119,727	—

Original Proposal 5.  Ancillary Amendment.

	For	Against	Abstain	Non Vote
Series A Common Shares	65,199,845	—	—	—
Common Shares	40,442,504	1,628,763	801,924	—
Preferred Shares	15	—	12	—
Total Voting Power	105,642,364	1,628,763	801,936	—

Original Proposal 6.  2011 Long-Term Incentive Plan.

	For	Against	Abstain	Non Vote
Series A Common Shares	65,199,374	241	230	—
Common Shares	38,480,929	3,735,538	656,723	—
Preferred Shares	27	—	—	—
Total Voting Power	103,680,330	3,735,779	656,953	—

Original Proposal 7.  Compensation Plan for Non-Employee Directors.

	For	Against	Abstain	Non Vote
Series A Common Shares	65,198,335	241	1,268	—
Common Shares	40,040,145	2,186,294	646,752	—
Preferred Shares	15	—	12	—
Total Voting Power	105,238,495	2,186,535	648,032	—

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement, as supplemented.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the Securities and Exchange Commission (“SEC”) and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ proxy materials.